Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Trustees or Plan Administrator
U.S.B. Holding Co., Inc.
Employee Stock Ownership Plan (with 401(k) Provisions)
Cleveland, Ohio
We consent to the incorporation by reference in a Registration Statement on Form S-8 (File Numbers 333-43797 and 333-106376) with respect to the U.S.B. Holding Co., Inc. Employee Stock Ownership Plan (with 401(k) Provisions) (the “Plan”) of our audit report dated June 25, 2008 with respect to the Plan’s financial statements and supplemental schedules, included in Form 11-K for the Plan’s year ended December 31, 2007, and all references to our firm included in or made a part of the Registration Statement.
/s/ Meaden & Moore, Ltd
Cleveland, Ohio
June 30, 2008